Filed pursuant to Rule 424(b)(3)

Registration No. 333-248531

AMENDMENT NO. 1 DATED December 29, 2021

to Prospectus Supplement dated December 28, 2021

(To Prospectus dated October 2, 2020)

Up to $20,000,000

Common Stock

This Amendment No. 1 to Prospectus Supplement, or this amendment, amends certain information contained in our prospectus supplement dated December 28, 2021, or the prospectus supplement. This amendment should be read in conjunction with the prospectus supplement and the prospectus dated October 2, 2020, each of which are to be delivered with this amendment. This amendment amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.

On December 28, 2021, we entered into an equity distribution agreement, or the Sales Agreement, with Maxim Group LLC, or Maxim, as agent, relating to shares of our common stock offered by the prospectus supplement, as amended by this amendment, and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may from time to time offer and sell shares of our common stock having an aggregate offering price of up to $20,000,000 through Maxim acting as our agent. As of the date of this amendment, we have not sold any shares of our common stock under the Sales Agreement pursuant to the prospectus supplement, as amended by this amendment, and the prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NUZE.” On December 27, 2021, the closing sale price of our common stock on the Nasdaq Capital Market was $4.87 per share.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock registered on the registration statement of which the prospectus supplement, as amended by this amendment, forms a part in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period as long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3. The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $68.5 million, which was calculated based upon 12,923,201 shares of our outstanding common stock held by non-affiliates at the per share price of $5.30 on November 16, 2021, which was the highest closing price of our common stock on the Nasdaq Capital Market within the last 60 days prior to the date of this filing. One-third of our public float, calculated in accordance with General Instruction I.B.6 of Form S-3 as of December 27, 2021, is equal to approximately $22.8 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of the prospectus supplement, as amended by this amendment.

Sales of our common stock, if any, under the prospectus supplement, as amended by this amendment, and the accompanying prospectus may be made in sales deemed to be “at-the-market-offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Maxim will act as sales agent on a best efforts basis and will use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Maxim and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement. See “Plan of Distribution.”

Maxim will be entitled to compensation under the terms of the Sales Agreement at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of our common stock on our behalf, Maxim will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Maxim will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Maxim with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves certain risks. See “Risk Factors” on page S-4 of the prospectus supplement and any similar section contained in the accompanying prospectus and in the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this Amendment No. 1 to Prospectus Supplement is December 29, 2021

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus supplement and the accompanying prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement and the accompanying prospectus (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, filed with the SEC on December 22, 2021, including the Part III information to be included by amendment or specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A for our 2022 Annual Meeting of Stockholders;

●	our Current Report on Form 8-K filed with the SEC on December 29, 2021; and

●	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 17, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until we sell all of the shares covered by this prospectus supplement or the sale of shares by us pursuant to this prospectus supplement is terminated, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us as follows:

NuZee, Inc.

1401 Capital Avenue, Suite B

Plano, Texas 75074
(760) 295-2408